Service Agreement

This Service “Agreement”, effective as of March 1, 2006, by and between IsoRay, Inc. (“Manufacturer”), a Minnesota corporation having offices at 350 Hill Street, Suite 106, Richland, WA 99354 and Advanced Care Medical, Inc. (“ACM”, a Connecticut corporation having a principal business office at 115 Hurley Road, Building 3A, Oxford CT 06478.

Recitals

Whereas, Manufacturer sells to the medical community devices known as “Brachytherapy Seeds” (specifically Cesium- 131 seeds) (the “Product”);

Whereas, Manufacturer wants to contract with ACM to provide:

1) services to Manufacturer pursuant to a specified patient treatment plan or written Physician’s Order specified by Manufacturer’s customers and in compliance with a specified patient treatment plan or written Physician’s Order. These service specifications are included in Exhibit A (the “Directions”), and

2) other Brachytherapy Seeds services to Manufacturer included in Exhibit A as specified by Manufacturer’s customers (together, with the Directions, the “Services”); and

Whereas, ACM desires to provide these Services for Manufacturer, in accordance with the terms and conditions of this Agreement; and

Whereas, in connection with providing the Services, and included in the cost thereof, ACM will provide all products and supplies necessary to the performance of the Services other than the Product, such as, where applicable, ACM’s strands for seed insertion, ACM’s Seed-Lock pre-plugged needle assemblies, spacers, and other supplies used or consumed in performing the Services (the “ACM Products”; except when otherwise specified below, all references in this Agreement to the Services shall include the relevant ACM Products);

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Terms and Conditions of the Sale

1.1
On the terms and subject to the conditions set forth in this Agreement, ACM shall provide to Manufacturer (as it shall relate to Manufacturer’s Product list), when and as requested by the Manufacturer, the Services set forth in Exhibit A hereto and made a part hereof, including the relevant ACM Products. The term of this Agreement shall commence on March 1, 2006 (the “Commencement Date”), and shall continue thereafter for a period of one year (the “Initial Term”). At the end of the Initial Term, this Agreement will automatically extend for additional (1) year unless otherwise terminated by written notice from one party no less than 60 days prior to the expiration of the Initial Term. For purposes of this Agreement, the Initial Term, and any extension thereof, shall be referred to as the “Term”.

1.2	The purchase prices to be paid for the Services provided by ACM and accepted by Manufacturer, in accordance with the provisions of this Agreement, are set forth in Exhibit B attached hereto.

Services will be invoiced to Manufacturer when performed and are due and payable within 30 days thereof to ACM. The unpaid balance of all payments received after the due date shall incur a carrying charge of 1.5% per month. In the event there is a dispute over an amount due, the prevailing party is entitled to recover their reasonable attorney fees, court costs and other costs associated with the dispute.

The parties acknowledge that there may be occasional cancellations by customers after the Products have arrived at ACM. Manufacturer agrees that ACM shall be entitled to payment for services actually performed by ACM, if the customer cancels an order for reasons other than ACM’s failure to perform in accordance with its obligations under this Agreement. Manufacturer will inform ACM as soon as practicable after learning of cancellation of an order for which the Products have been shipped to ACM by Manufacturer hereunder. If at the time ACM is notified of cancellation, ACM has loaded the Products into ACM’s pre-loaded and/or stranded products, ACM shall be entitled to full payment for that order. If the Products have not been loaded, ACM will not perform or be paid for the Services on those Products. In either case, ACM will hold the Products for disposition or shipment according to Manufacturer’s instructions. Shipping requested by Manufacturer will be at ACM’s cost if ACM is to be paid for the order, and at Manufacturer’s cost otherwise.

2.	Compliance with all Applicable Laws

2.1
During the Term, ACM shall comply, in all material respects, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any applicable governmental authority with respect to the delivery of the Services, including without limitation all requirements regarding labeling and traceability of the Products as processed by ACM, as such requirements arise out of or in connection with the performance of the Services. ACM shall provide all reasonable cooperation to Manufacturer in connection with Manufacturer’s compliance with any law, ordinance, rule, regulation, order, license, permit or other requirement regarding the provision of the Services and the Products.

2.2
During the Term, Manufacturer shall comply, in all material respects, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any applicable governmental authority with respect to the delivery of the Products as manufactured by the Manufacturer. Manufacturer shall provide all reasonable cooperation to ACM in connection with ACM’s compliance with any law, ordinance, rule, regulation, order, license, permit or other requirement regarding the provision of the Services and the Products.

3.	Representations and Warranties

3.1	ACM Representations, Warranties and Covenants.

ACM hereby represents, warrants and covenants to Manufacturer as follows:

a.
It is a corporation duly organized and validly existing under the laws of the state of Connecticut. ACM has full corporate power to conduct its affairs as currently conducted and contemplated hereunder. All necessary corporate action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

b.
That the services provided will be of a professional quality, conforming, in all material respects, to generally accepted industry standards and practices for similar services, and, in the case of the ACM Products, to ACM’s specifications thereof and to any applicable regulatory requirements (e.g. compliance with 510(k) requirements). ACM, without any expense to Manufacturer, shall obtain all required licenses and permits, and shall obey and abide by all known laws, regulations, ordinances and other rules of the United States or the state in which the Products are being provided, or any other duly constituted public authority as applicable to this Agreement, applicable to the performance of the Services or to the use or sale of the ACM Products. If ACM fails to perform such Services as warranted hereunder and ACM receives written notice specifying in detail the nature of the default during the thirty (30) day period after the completion of such Services, ACM will, at Manufacturer’s option, either re-perform the Services at ACM’s expense or credit the price of the affected Services. Except for ACM’s indemnity obligations hereinafter set forth, and Manufacturer’s termination rights, the foregoing are Manufacturer’s sole and exclusive remedies for breach of this warranty by ACM.

3.2	Manufacturer Representations, Warranties and Covenants.

Manufacturer hereby represents, warrants and covenants to ACM as follows:

a.
It is a corporation duly organized and validly existing under the laws of the State of its incorporation, will full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary corporate action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

b.
That the Products provided will be of a professional quality, conforming, in all material respects, to generally accepted industry standards and practices for similar products, and shall comply with Manufacturer’s published specifications and ISO 2919-199E, Classification C53X42. The Manufacturer, without any expense to ACM, shall obtain all required licenses and permits, and shall obey and abide by all applicable laws, regulations (e.g. compliance with 510(k) requirements), ordinances and other rules of the United States or the state in which the Products are being provided, or any other duly constituted public authority as applicable to this Agreement, other than laws, regulations, etc. which are applicable by reason of ACM’s performance of the Services.

4.	Indemnification

4.1
By Manufacturer: Manufacturer shall indemnify, defend and hold harmless ACM, and its affiliates, parent, subsidiaries, officers, directors, shareholders, employees and agents, from and against any and all claims, actions, or demands (including without limitation reasonable fees and expenses of legal counsel incurred in settling or defending any such claim, action or demand) arising out of or resulting, in whole or in part from Manufacturer’s (i) breach of any representation, warranty, obligation or covenant of Manufacturer set forth in this Agreement, or (ii) gross negligence with respect to its provision of the Products or willful misconduct of Manufacturer or Manufacturer’s employees, agents and contractors, or (iii) any product liability claims (whether sounding negligence, strict liability or otherwise) relating to personal injury or death allegedly arising out of the use of the Products, except product liability claims arising out of or based on the Services or the ACM Products provided in connection therewith.

4.2
By ACM: ACM shall indemnify, defend and hold harmless Manufacturer, and its officers, directors, shareholders, employees and agents from and against any and all claims, actions, or demands (including without limitation reasonable fees and expenses of legal counsel incurred in settling or defending any such claim, action or demand) arising out of or resulting from ACM’s (i) breach of any representation, warranty, obligation or covenant of ACM set forth in this Agreement, or (ii) willful misconduct or gross negligence with respect to the Services; or (iii) any product liability claims (whether sounding in negligence, strict liability or otherwise) relating to personal injury or death allegedly arising out of the use of the Products, to the extent such liability claims arise out of or are based on the Services or the ACM Products provided in connection therewith.

4.3
The foregoing indemnities are conditioned on prompt written notice of any claim, action, or demand for which indemnity is claimed; complete control of the defense (and, if applicable, settlement) thereof by the indemnifying party (provided, that any such settlement shall leave the indemnified party with no liability whatsoever and shall not admit to any wrongdoing on the part of the indemnified party); and cooperation of the other party in such defense.

4.4
All indemnity obligations under this Agreement (i) shall apply to claims arising as a result of this agreement, whether such claims arise before or after the termination of this Agreement, and (ii) shall survive the termination or expiration of this Agreement.

4.5
During the term of this Agreement, Manufacturer shall carry and maintain in full force and effect, at Manufacturer’s own expense, appropriate comprehensive general and product liability insurance coverage, in the amount of $1 million per occurrence, $2 million aggregate, and shall take all necessary action to name ACM as an additional insured with respect to such policies. Manufacturer agrees, to deliver certificates of such insurance to ACM, at ACM’s written request and, in any event, not less than ten (10) days prior to the expiration of any such policy. Such insurance shall not be cancelable except upon ten (10) days written notice to ACM.

4.6
During the term of this Agreement, ACM shall carry and maintain in full force and effect, at ACM’s own expense, appropriate comprehensive general and product liability insurance coverage, in the amount of $1 million per occurrence, $2 million aggregate, and shall take all necessary action to name Manufacturer as an additional insured with respect to such policies. ACM agrees, to deliver certificates of such insurance to ACM at Manufacturer’s written request, and in any event not less than ten (10) days prior to the expiration of any such policy. Such insurance shall not be cancelable except upon ten (10) days written notice to Manufacturer. Such coverage shall cover all claims arising out of Services or ACM Products provided under this Agreement, whether such claims arise during or after the Term hereof.

5.	Limitation of Liability

Other than the indemnity provisions above and the warranty and other remedies expressly specified herein, ACM’s and its affiliates’ and parent’s entire and collective liability arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation gross negligence but not including intentional torts, fraud, or bad faith), statute or otherwise, shall in no event exceed the amounts paid to ACM under this Agreement for the Services. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR PARENTS SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR PARENTS FOR ANY CONSEQUENTIAL, INCIDENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, OR FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY DELAYS, LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. No action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has accrued.

6.	Confidential Information

6.1
Each of the parties hereto acknowledges that, from time to time during the Term, the parties hereto may come into the possession of confidential information of the other party relating to such party’s, operations, activities, intellectual property (including, without limitation, trade secrets and know-how), products and/or services, (collectively, the “Confidential Information”), and that such information is property valuable to the party that has developed it, and that the party that has developed it desires to retain it in confidence and withhold it from publication to others, and that such party has a legitimate business interest in such intent. Accordingly, each party hereby agrees that during the Term and thereafter, (a) it will not copy, communicate or disclose, in any manner, any of the Confidential Information of the other party, except internally or as otherwise provided herein, (b) it will use Confidential Information belonging to the other solely for the purpose(s) for which it was disclosed hereunder or otherwise as contemplated hereby, and (c) it will not disclose Confidential Information (including without limitation the terms and conditions of the Agreement) belonging to the other party, other than to its employees, consultants and/or other third parties reasonably requiring such Confidential Information who are bound by written obligations of nondisclosure and non-use; provided that the foregoing shall not restrict any disclosure by either party required by applicable law provided that the other party is given prompt written notice thereof and a reasonable opportunity to review such disclosure and, if applicable, seek a protective order or other method of limiting the scope of such disclosure. This provision will survive for a period of five (5) years after the date this Agreement is terminated, provided that the recipient’s obligations with respect to any particular Confidential Information will terminate at such earlier time as any of the exceptions set forth below in this Section 6.1 first apply. The term “Confidential Information” shall also include all information of each party’s affiliates, parents and subsidiaries which would qualify as Confidential Information if it belonged to such party.

Notwithstanding the foregoing, Confidential Information shall not include any information disclosed hereunder that, at the relevant time: (a) is or becomes available to the public without breach of this Agreement; (b) was previously known by the recipient without obligation of confidentiality; (c) is received from a third party without breach of any obligation of confidentiality; (d) is independently developed by recipient without reliance on information disclosed hereunder; (e) is approved for release by written authorization of the disclosing party (but only to the extent of such authorization); (f) can be readily determined by an examination of publicly-available products. Further, information relating to “Customers” of Brachytherapy Services is well known in the industry and does not constitute Confidential Information. ACM acknowledges that Manufacturer does not wish to be exposed to any Confidential Information relating to the design or manufacture of the ACM Products or to any confidential methods of providing the Services, unless absolutely necessary. Likewise, Manufacturer acknowledges that ACM does not wish to be exposed to any Confidential Information relating to the design or manufacture of Manufacturer’s products unless absolutely necessary. Accordingly, each party agrees not to disclose any such information to the other without the prior written consent of the recipient, after the recipient has received a written summary of the nature of the information which the other party proposes to disclose and of the reason disclosure is considered necessary.

6.2
Each party hereto acknowledges that its unlawful disclosure of any Confidential Information of the other may give rise to irreparable injury to the other, or the owner of such information, inadequately compensable to damages. Accordingly, each party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available without requirement of posting bond or other security.

6.3
In no event shall a party be entitled to use any of the other’s Confidential Information, or any derivatives thereof, in connection with the sale or production of any products or services that are competitive with (direct or indirect) or similar to those products and services sold, produced, manufactured, offered for sale, designed or developed by the disclosing party or any of its affiliates or parent. Each party agrees to refrain from knowingly infringing, in any manner, directly or indirectly, on any Confidential Information of the other party (or any of its affiliates or parent), regardless of whether such Confidential Information has been registered, filed or recorded with the United States Patent and Trademark Office, or any similar federal, state or international agency or regulatory body. Each party further agrees that it shall comply with all obligations imposed on it by the United States Patent and Trademark Office or any similar federal, state or international agency or regulatory body with respect to the other party’s intellectual property rights. The obligations of this provision shall survive the termination of this Agreement (a) for the life of the relevant intellectual property rights, in the case of patents and trademarks, and (b) for the applicable period described in Section 6.1, in the case of Confidential Information. The foregoing restrictions shall not apply to the provision by Manufacturer of any of the Services pursuant to a subsequent agreement with ACM that permits Manufacturer to perform them.

6.4
The obligations of each party set forth in this Section 6 shall be applicable to all of such party’s affiliates, subsidiaries, parent(s) and related entities, such that those parties shall be bound by the terms and conditions of this Section 6 as if each was an original signatory to this Agreement.

6.5
Protected Health Information. ACM acknowledges that individually-identifiable information concerning the patients scheduled to receive implants of the Products is “Protected Health Information” under 42 U.S.C. § 1320d, enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and regulations promulgated thereunder, which Manufacturer and ACM are obligated to treat as confidential under such law and regulations, and which may also be covered by other confidentiality laws, rule, and regulations. ACM agrees as follows: (a) to maintain the confidentiality of all such patient information in compliance with HIPAA and applicable regulations thereunder, as the forgoing may now exist or hereafter be amended, and other applicable confidentiality laws, rules and regulations, for so long as such obligations apply; (b) comply with such reasonable or customary obligations with respect to such patient information, as may now or hereafter be imposed on Manufacturer by contract with its customers pursuant to HIPAA (e.g. under so-called Business Associate Agreements), provided that Manufacturer shall disclose to ACM in writing the nature of the obligations under each such agreement; and (c) require any of its agents or subcontractors who may become privy to such patient information hereunder to comply with the foregoing to the same extent ACM is obligated to do so, and include in its contracts with any such parties a clause comparable to this clause.

6.6
Manufacturer acknowledges that an affiliate of ACM is currently engaged in the business of selling a product similar in nature, form and substance to the Product (“BrachySciences Business”). Manufacturer agrees that performance of the BrachySciences Business as it is conducted on the Commencement Date, and as may hereinafter be conducted, subject to this provision, shall not be limited or restricted by any of the provisions of this Agreement, however, notwithstanding the previous clause, ACM acknowledges and agrees that it is responsible for ensuring that all Confidential Information of Manufacturer is safeguarded in accordance with this Section 6, and that neither ACM nor any of its affiliates, including but not limited to the affiliate engaged in the BrachySciences Business, may use any Confidential Information of Manufacturer for any use whatsoever other than as required or expressly authorized by this Agreement.

7.	Termination

7.1	Unless extended pursuant to Section 1.1 above, this Agreement shall terminate at the expiration of the Initial Term, subject to the provisions of Section 7.4 below.

7.2
Should either party commit a material breach of its obligations hereunder (except with respect to the failure of a party to promptly pay amounts due the other hereunder, in which instance, the party entitled to payment shall be entitled to terminate this Agreement upon 10 business days written notice to the other party unless the payment is made within that time), or should any of the representations or warranties of either party in this Agreement prove to be untrue in any material respect, the other party may, at its option, terminate this Agreement by providing thirty (30) days’ prior written notice of termination, which notice shall identify and describe, in detail, the basis for such termination, which notice shall identify and describe, in detail, the basis for such termination. If, prior to expiration of such notice period the defaulting party cures such default, termination shall not take place. Notwithstanding, the foregoing, Manufacturer may terminate this Agreement on thirty days’ notice if, at any time, ACM has availed itself of the right to cure breaches of this Agreement three or more times in any three-month period.

7.3
Should either party admit in writing its inability to pay its debts generally as they become due, or make a general assignment for the benefit of creditors, or institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it, or be adjudicated by a court of competent jurisdiction as bankrupt; or should either party seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization, or should either party have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in a bankruptcy or insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then the other party may, as its option and without notice, terminate this Agreement, effective immediately.

7.4
Termination of this Agreement shall not relieve either party of their obligations (i) with respect to those provisions of this Agreement which by their express terms survive termination of this Agreement, or (ii) arising prior to the termination or expiration of this agreement, including, without limitation, the obligation of either party to satisfy any outstanding payment obligations due and payable to the other.

7.5
Upon the termination of this Agreement, for any reason whatsoever, or as otherwise requested by either party, (i) ACM shall, within thirty (30) days thereof, return to Manufacturer all of Manufacturer’s written materials, specifications and the like relating to the Product, regardless of whether such material contains any Confidential Information, and (ii) Manufacturer shall, within thirty (30) days thereof, return to ACM all of ACM’s written materials, specifications and the like (including, without limitation, all extracts, notes, synopses, and copies thereof) in Manufacturer’s control, custody or possession regardless of whether such material contains any Confidential Information, except, in each case, one (1) archival copy which, if retained, shall be maintained in secure storage and shall be used solely for purposes of evidencing what materials of each party the other party possessed, and for prosecuting or defending actions related to this Agreement. Upon the request of the disclosing party, the receiving party shall provide written certification, executed by an authorized officer of such party, that all documents and materials relating the disclosing party’s Confidential Information in such party’s control or possession have either been returned to the disclosing party, or have been destroyed, except as provided above, and the receiving party is not in possession or control of any copies or other materials relating to the disclosing party’s Confidential Information except as provided above.

8.	Independent Contractor Status

8.1
Nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. Neither party shall have the authority to bind the other party by any act, omission, representation, agreement or otherwise. Any employees, servants, agents, representatives or contractors of the parties shall be under the exclusive direction and control of each respective party.

9.	Governing Law

9.1	This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Connecticut.

10.	Dispute Resolution

10.1	The parties shall follow these dispute resolution processes in connection with all disputes, controversies or claims, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (hereinafter collectively “Disputes”), except as otherwise noted, arising out of or relating to this Agreement or the breach or alleged breach hereof. The parties will attempt to settle all Disputes through good faith negotiations. If those attempts fail to resolve the Dispute within forty-five (45) days of the date of initial demand for negotiation, the Dispute shall be settled by binding arbitration conducted in Connecticut in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Selection of one neutral arbitrator by the parties shall be from the AAA Panel list in accordance with the appointment Rules of the AAA. Each party shall bear its own expenses, and the parties shall equally share the filing and other administrative fees of the AAA and the expenses of the arbitrator. Any award of the arbitrator shall be in writing, shall state the reasons for the award (including any findings of fact and conclusions of law) and shall explain the breakout of any damages awarded. Judgment upon an award may be entered in any Court having competent jurisdiction. The arbitrator shall not have the power to award damages in excess of actual damages, such as punitive damages and damages excluded under the LIMITATION OF LIABILITY Section of this Agreement. The Federal Arbitration Act, 9 U.S.C. Section 1 to 14, shall govern the interpretation and enforcement of this Section governing dispute resolution. The provisions of this Section 10 shall survive any termination of this Agreement.

10.2	Notwithstanding the provisions of Section 10.1, neither a request or demand for arbitration, nor pendency of any such proceedings, shall forestall any pending notice of termination or toll any period for cure of a breach, nor shall the same preclude a party from terminating this contract pursuant to its terms. Arbitration may not be invoked, and no arbitrator may consider, any dispute as to terms of any extension, renewal or replacement of this Agreement or any decision by a party to withhold its consent or approval as to any matters as to which a specific provision of this Agreement requires such consent or approval, except as to matters where by the express terms hereof consent may not be unreasonably withheld. Nor must a party pursue arbitration in the event of a breach of its proprietary or intellectual property rights under law; in such case the aggrieved party may seek injunctive or other relief in any court of competent jurisdiction without recourse to the above procedure. In connection with a third-party claim, it may be that indemnification or other recourse can be claimed under this Agreement, or that the other party to this Agreement must or may be made a party to the third-party claim, or that other similar action is procedurally necessary or appropriate. In such case the indemnification, other recourse, or other action may be pursued in connection with the proceeding in which the third-party claim is pending without need for nay of the procedures contemplated by this Section 10.

11.  Notices

11.1	All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective when deposited in the U.S. mail as registered mail, return receipt requested, postage prepaid, and addressed to the party at the address noted above, unless by such notice a different address shall have been designated in writing. Notice should be sent to the intended recipient as follows:

If to Manufacturer:
Keller Rohrback P.L.C.
Suite 900
National Bank Plaza
3101 N. Central Avenue
Phoenix, AZ 85012-2600
Attention: Stephen Boatwright

If to ACM:
Advanced Care Medical, Inc.
115 Hurley Road
Building 3A
Oxford, CT 06478
Attn: Gary Lamoureux, President/CEO

12.	Force Majeure

12.1	Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond the party’s control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements, provided, however, any delay in performance exceeding 120 days shall be grounds for terminating this Agreement by the non-defaulting party.

13.	Severability

13.1	If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

14.	Headings

14.1	The headings of the sections of this Agreement have been inserted for convenience of references only.

15.	Entire Agreement; Construction

15.1	This Agreement supersedes all prior Service Agreement(s) between the parties (and their affiliates) only to the extent specifically expressed in this document. Unless otherwise specifically stated herein, the terms, conditions, obligations and rights set forth in the prior Service Agreement(s) between the parties (and their affiliates) shall survive in full force and effect. Except as expressly provided herein, this Agreement shall not be amended except by written agreement signed by both parties.

15.2	The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

16.	Miscellaneous

16.1	This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and permitted assigns.

16.2	The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be construed as a waiver of or deprive either party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver signed by either party must be in writing and signed by a duly authorized representative of such party.

16.3	The rights of the parties under and pursuant to this Agreement are personal to them, and the parties shall not assign or transfer this Agreement nor subcontract any portion of the services to be performed by them to any other person, firm, or corporation without the prior express written consent of the other party. Such consent shall be at the sole discretion of the other party and may be withheld for any reason. Any assignment of this Agreement without the other party’s prior written consent shall be void and of no effect

IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed by their authorized representatives as set forth below:
Advanced Care Medical, Inc. By: /s/ Gary Lamoureux Name: Gary Lamoureux Title: President/CEO Date: 2/14/06	IsoRay, Inc. By: /s/ Roger E. Girard Name: Roger E. Girard Title: CEO/Chairman Date: 2/28/06

Exhibit A - The Directions

Manufacturer will provide ACM a purchase order for each customer order.

The customer patient treatment plan directions will be provided to ACM for pre-loaded needles.

This information will list the patient’s name or patient ID, radiation oncologist, calibration date of the seeds, lot number of the seeds, quantity of seeds, implant date of the seeds, hospital or clinic, and department of the hospital.

ACM will receive the seeds from Manufacturer and perform a 10% assay. The ACM 10% assay results shall not be greater than 5% different from the Manufacturer assay Certification; if this limit exceeded, ACM will call Manufacturer for instructions (e.g., to return the seeds, to await a modified order, to use the seeds to fill another order for which they are suited, etc.).

ACM will provide an assay certificate with each order in addition to including the Manufacturer’s assay certificate.

ACM will prepare the Vari-Strand™, RTS™, Vari-Load™ or Readi-Load™ product per customer patient treatment plan directions. ACM will verify the seeds in the needles using radiographic or other techniques according to industry standard procedures. ACM will sterilize the loaded products in accordance with the applicable portions of ISO 11135 (sterilization standards).

ACM shall comply with all regulations for the safe packaging and transport of radioactive materials in shipments to customers and other destinations including transfer for sterilization. In the event ACM uses sub-contract for transportation, ACM will require that the sub-contract comply with this provision.

ACM shall not subject seeds provided by Manufacturer to any conditions that exceed the specifications of ANSI-HPS 43.6-1997 and ISO 2919-1999E classification C53X42.

ACM shall abide with the conditions in its radioactive materials licenses and the applicable radiation protection regulations for the transfer of radioactive materials, including the requirement that recipients are appropriately licensed for receipt of these materials.

ACM will ship the completed order to the end user based on the ship-to instructions provided.

In order to guarantee on-time delivery to the customer, Manufacturer must have the Products delivered to ACM no less than six (6) business days before the scheduled implant date. ACM will use its best efforts in particular cases to meet a tighter schedule upon request, if necessary to meet a customer’s requirements, but any such cases must be approved by ACM individually in advance.